                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


================================================================================
1. Name and Address of Reporting Person*

   Schiller             Perry                       J.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

                                3155 El-Bee Road
--------------------------------------------------------------------------------
                                    (Street)

   Dayton                Ohio                   45439
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


================================================================================
2. Date of Event Requiring Statement (Month/Day/Year)

                                     1/26/98
================================================================================
3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

                                      N/A
================================================================================
4. Issuer Name and Ticker or Trading Symbol

                 The Elder-Beerman Stores Corp.      "EBSC"
================================================================================
5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

      Senior Vice President, Treasurer
      --------------------------------------------------------------------

================================================================================
6. If Amendment, Date of Original (Month/Day/Year)

                                      N/A
--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing
      (Check applicable line)

   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                      0                        N/A                            N/A
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*If the Form is filed by more than one Reporting Person, see Instruction
5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                          (Over)
                           (Print or Type Responses)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
1. Title of              Date       Expira-                                Number           Price of       Indirect       Beneficial
   Derivative Security   Exer-      tion                                   of               Derivative     (I)            Ownership
   (Instr. 4)            cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option
(right to buy)             *        12/30/07        Common Stock           21,000           $10.89            D               N/A
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:




/s/ Steven D. Lipton                                              1/21/98
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

______________________________________________
*Exercisable in annual increments of 4,200 each beginning on December 30, 1998, the first anniversary date of grant.